EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2014, relating to the consolidated financial statements of The Management Network Group, Inc. and subsidiaries (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the year ended December 28, 2013.

/S/ DELOITTE & TOUCHE LLP

Kansas City, Missouri
April 4, 2014